EXHIBIT 10.3

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
Joseph Marone
Vice President & Acting Chief Financial Officer
(908) 766-5000

Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND

CHIEF EXECUTIVE OFFICER

BASKING RIDGE, NJ, January 10, 2006 – Hooper Holmes, Inc. (AMEX:HH) today announced that its Board of Directors has appointed James Calver as President and Chief Executive and a director of the Company effective January 16, 2006.

Since July 2005, Mr. Calver (38) has been engaged in private consulting. Prior to July 2005, he served as Senior Vice President and Chief Marketing Officer of Human Resources and Investor Solutions at Mellon Financial Corporation, a publicly-held global leader in shareholder services, human resources consulting and outsourcing. Prior to Mellon Financial, Mr. Calver was Vice President of Consulting and Benchmarking at Gartner, a publicly-held global information and business services company; served as President and Chief Executive Officer of XOSOFT, a privately-owned company specializing in data management outsourcing for large enterprise software applications; and was President, Small Business Solutions, and Vice President of Corporate Business Development at GE Capital. Mr. Calver obtained a Masters Degree in Engineering from Oxford University and an M.B.A. from Harvard University School of Business.

Benjamin Currier, Chairman of the Board, commented, “On behalf of the Board of Directors, I am pleased to announce the appointment of James Calver as our new President, Chief Executive Officer and board member. Mr. Calver is a seasoned executive with a broad base of experience in marketing, technology, operations and finance. We believe he is the ideal leader to direct Hooper Holmes in our efforts to grow our businesses and to restore greater profitability to our core division.”

“I am honored that the Board of Directors has expressed their confidence in me,” said Mr. Calver. “Hooper Holmes is an industry-leading provider of services for the insurance industry with an impressive geographic reach and an array of quality products and services. I look forward to working with the Board of Directors and management team to leverage those assets and advance the Company’s goals of growth and expansion while providing our shareholders with greater value.”

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 235 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

# # #